Exhibit 10.2
FIRST AMENDMENT
BANK EMPLOYMENT AGREEMENT

WHEREAS, Delanco Federal Savings Bank (the “Bank”) and Robert M. Notigan (the “Executive”) entered into an employment agreement, effective as of March 20, 2007 (the “Agreement”); and

WHEREAS, the Agreement currently provides for a change in the Executive’s position with the Bank, effective as of October 1, 2007; and

WHEREAS, the parties desire to amend the Agreement to reflect that the Executive will remain in his current position through December 31, 2007; and

WHEREAS, the parties also desire to amend the Agreement to reflect certain requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations issued pursuant to Section 409A of the Code; and

WHEREAS, Section 20 of the Agreement provides for its amendment by means of a written instrument signed by the parties.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

First Change

The first sentence of Section 1 is hereby amended to read as follows:

“The Bank will employ Executive as President and Chief Executive Officer until December 31, 2007.”

Second Change

The last sentence of Section 4(a) is hereby amended to read as follows:

“Following December 31, 2007, the Board shall adjust Executive’s annual base salary downward to reflect his new duties and responsibilities.”

Third Change

The second sentence of Section 10(c) is hereby deleted in its entirety and replaced with the following:

“For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.”

Fourth Change

The last sentence of Section 10(f)(ii) is hereby amended to read as follows:

“If the Bank cannot provide such coverage because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual policy basis; provided, however, that to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, the aggregate payments received for such insurance continuation coverage shall not exceed the applicable dollar limitation under Section 402(g)(1)(B) of the Code for the year in which Executive terminates employment.”

Fifth Change

The last two sentences of Section 11(b) are hereby deleted in their entirety and replaced with the following:

“If the Bank cannot provide such coverage because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual policy basis. The medical, dental and life insurance coverage provided under this Section 11(b) shall cease upon the earlier of: (i) Executive’s death; (ii) Executive’s employment by another employer other than one of which he is the majority owner; or (iii) thirty-six months after his termination of employment; provided, however, that to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder, the aggregate payments received for such insurance continuation coverage shall not exceed the applicable dollar limitation under Section 402(g)(1)(B) of the Code for the year in which Executive terminates employment.”

Sixth Change

The following shall be added to the Agreement as Section 26:

“26. Effect of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of Executive’s termination of employment, that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months, whereupon such amount or portion thereof shall be paid to Executive in a lump sum (together with interest thereon at the then-prevailing prime rate) on the first day of the seventh month following the effective date of Executive’s termination of employment.”

IN WITNESS WHEREOF, the Bank has caused this Amendment to the Agreement to be executed by its duly authorized officer, and the Executive has signed this Amendment, on the 16th day of July, 2007.

ATTEST:	DELANCO FEDERAL SAVINGS BANK

/s/ Ronald E. Casperite	By: /s/ James W. Verner
For the Board of Directors

WITNESS:	EXECUTIVE

/s/ Douglas R. Allen, Jr.	/s/ Robert M. Notigan
Robert M. Notigan